Exhibit 99.1

ALDILA, INC.

Moderator: Peter Mathewson

November 12, 2009

4:00 pm CT

Operator:  Ladies and gentlemen, good afternoon; welcome to the Aldila, Incorporated Reports Financial Results for the Third Quarter 2009 conference call. Today’s call is being recorded.

I’d now like to turn the meeting over to Mr. Peter Mathewson, Chairman and Chief Executive Officer. Please go ahead, sir.

Peter Mathewson:  Good afternoon. I’m Pete Mathewson, Chairman and CEO for Aldila, Incorporated. Welcome to our review of Aldila’s 2009 Third Quarter Financial Report. Also with me here today is Bob Cierzan, our Senior Vice President Composite Materials and Scot Bier, our Chief Financial Officer.

Following my brief commentary, the line will be opened for questions. I want to remind you the content of today’s audiocast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 pm Pacific Standard Time on November 12, 2009.

Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast.

The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contain detailed discussion of the principal risks and uncertainties related to our future operation and should be considered in conjunction with the content of today’s discussion.

This call is the property of Aldila, Incorporated. The redistribution, retransmission or rebroadcast of today’s call in any form without the express written consent of Aldila, Incorporated is strictly prohibited.

In the third quarter of 2009, net sales were $10.7 million and a net loss of $571,000, 11 cents loss per share, for the three months ended September 30, 2009.

Included in the loss was an income tax charge of $744,000, 14 cents per share, related to the shutdown of the company’s facility in Mexico. The income tax is on the repatriation of earnings from Mexico which the company did not previously pay income tax on in the United States.

In the comparable 2008 third quarter, the company had net sales of $11.8 million and a net loss of $1.1 million or 21 cent loss per share. For the nine months ended September 30, 2009 net sales were $35 million and a net loss of $1.2 million or 24 cents loss per share as compared to net sales of $42.1 million and a net loss of $1.2 million, 22 cents loss per share for the nine month period ended September 30, 2008.

As noted above included in the 2009 period is an income tax charge of $744,000 or 14 cents per share. Important in these challenging economic times our cash position remains strong at the end of the quarter due to positive cash flow of $4.5 million generated from operations through the nine months ended September 30, 2009.

We have remained focused on controlling costs during this time with our SG&A down 24% for the nine months ended September 30, 2009 compared to the comparable period of 2008.

The weak retail environment for discretionary consumer products continue to impact our sales and unit volumes during the quarter. We have announced the closing of our Mexico factory and expect to have the majority of the costs associated with the closing expensed this year.

We have had 19 years of successful operation in Mexico however the timing is right for us to move all of our shaft production to Asia. Our China and Vietnam factories are fully capable to handle all of our shaft models and provide adequate capacity to cover our foreseeable needs.

Our golf sales declined by 13% in the quarter - third quarter of 2009 versus the third quarter of 2008. Our average sales price of golf shafts increased by 1% on a 15% decrease in unit sales in the third quarter of 2009 versus the third quarter of 2008.

Although we experienced a decrease in units during the quarter our mix of shafts sold improved during the third quarter of 2009 versus the third quarter of 2008. The mix change coupled with increased manufacturing efficiencies and lower manufacturing costs were factors that drove our increases in gross profit and gross margin during the third quarter 2009 versus the third quarter of 2008.

Our backlog as of September 30, 2009 was $10.1 million which represents a 47% increase over the second quarter of 2009’s backlog and a 4% increase versus the third quarter of 2008 backlog.

Although 2009 has been a difficult year it has been one of our best years ever for Aldila on the professional tours. Players using Aldila shafts in their drivers won over $38 million on the PGA tour to date. Aldila won the grand slam of shafts by winning the wood and hybrid shaft count at every major championship.

In addition Aldila was - also was the most popular wood and hybrid shaft at every FedEx Cup playoff event. Aldila also had more total wood shafts in play according to the Darrell Survey Company than any other graphite shaft manufacturer and nearly twice as many hybrid shafts in play than any other graphite shaft manufacturer.

Players using Aldila shafts won 13 events on the PGA tour through the Turning Stone Resort Championship which started play on October 9. On the Nationwide Tour, Aldila again was the leading manufacturer of wood and hybrid shafts with more total shafts in play than any other graphite shaft manufacturer.

In hybrid Aldila again had nearly twice as many shafts in play than any other graphite shaft competitor. Players using Aldila shafts won 15 events on the Nationwide Tour in 2009; more than half of all the events this year on the Nationwide Tour.

In addition to tour success Aldila was the shaft of choice at the PGA Club Professional National Championship. Leading amateurs also preferred Aldila as the majority of players in the United States (Andler) Championship played Aldila High Performance shafts.

Our NV, VS Proto and DVS shafts continue to be very popular on tour as well as our latest offering, Voodoo which continues to be among the top shafts in play each week. The new Aldila RIP, scheduled to be released in 2010 is receiving very positive reviews through preliminary trials on tour to date with very strong favorable feedback.

After successful testing on tour we have added the new NV Voodoo to our 2010 product line. The NV Voodoo has the same flex profile as the original NV shaft with our patent-pending score technology for even better performance while still maintaining the precise feel that made the NV so successful.

In addition we have also begun shipping our En Fuego Series of shafts to major manufacturers and distributors. The En Fuego Series is a collection of three unique shaft designs all with a higher center of gravity to work best with modern club head designs. Each shaft features a unique flex profile to optimize launch and spin. All shafts in the En Fuego Series also incorporate our micro-laminate technology for maximum performance and improved feel.

Our composite materials business began to show signs of recovery as new accounts have been added which drove an increase in sales of 22% versus the third quarter of 2008 and an increase of 8% from the second quarter of 2009. We are involved with numerous qualification efforts in non-recreational markets and expect to see continuing improvement in our sales as these efforts result in new business in the future quarters.

Thank you for participating in this call, the line will be now opened for your questions. (Peter)?

Operator:  Our question and answer session will be conducted electronically. If you’d like to ask a question, please press star 1 on your telephone keypad at this time. Keep in mind if you do have a speakerphone, please make sure the mute function is turned off to allow your signal to reach our equipment. Once again, that will be star 1 for any questions at this time. We’ll pause for just a moment to assemble the queue.  Again star 1 for any questions at this time.

We’ll first go to Steve Denault with Northland Securities.

Steve Denault:  Good afternoon everybody. I wanted to ask a question and it gets to market share in the third quarter on a year over year basis. And what I mean by that is I think through all the major OEMs that you’ve got representation on this quarter relative to, you know, the same quarter in the prior year it seems to me that there are incrementals this year versus last year like TaylorMade on the (R9) and the, you know, getting back in with Ping.

And so the question get to I guess kind of market share and penetration and do you, you know, am I correct in thinking and believing that you’re once again gaining share?

Peter Mathewson:  Yes, we definitely feel - we feel our market share right now is the best it’s probably ever been at the OEM level. We’re in more programs, I mean we’re highly penetrated. That being said though the overall units that are available in those programs are probably down - are down because of, you know, the decreased market demand.

Steve Denault:  What’s your sense, the category and I’ll pick on the driver category is down from a unit standpoint year over year like in the third quarter.

Peter Mathewson:  Well I think year to date drivers are down on one report we get around 15%, something like that.

Steve Denault:  Okay. And is it improving? Has there been - what’s the trend been in terms of trajectory?

Peter Mathewson:  It’s through the trough and it’s slightly improving.

Steve Denault:  Okay. So would you have any idea what the third quarter looked like for the category?

Peter Mathewson:  No not for the third quarter.

Steve Denault:  Okay. The - and so when you make reference to your penetration or market share being as high as it’s ever been I’m guessing you’re thinking forward a little bit in terms of the programs you’ll be on heading into the 2010 season? Is that kind of what you’re referencing?

Peter Mathewson:  Yeah we’re involved with programs right now that are 2010 product lines.

Steve Denault:  Okay. And that’s what - you’re most excited about I would imagine?

Peter Mathewson:  Yeah.

Steve Denault:  The composite materials, what was composite material sales in the quarter? I think you provided that in your queue typically.

Bob Cierzan:  I think it was $1.7 million, Steve.

Steve Denault:  Okay. So what, you know, are there - and I remember back in the day when you were involved with Mission Hockey Sticks and what kind of applications are there for your composites outside of the recreational market? I’m just trying to let the imagination run a little bit.

Bob Cierzan:  Well it goes in industrial roles. It goes in plane parts. It goes into medical applications, are a few of those.

Steve Denault:  Okay is there anything differentiated about your composites relative to what the industry offers on average?

Bob Cierzan:  Well there’s always a little difference from product to product, from vendor to vendor. You know, and we try to capitalize somewhat on those differences and try to provide solutions to a product manufacturer with our product.

Peter Mathewson:  And also shorter lead times, I think that’s one of our big selling points is we have a bunch of - we have seven tape lines which is more than most of our competitors so we have quick turnaround time.

Steve Denault:  Okay and I could just ask the final question where are you guys running on - if you’ve got seven lines - what kind of level of capacity are you running at currently?

Bob Cierzan:  Probably around 50%.

Steve Denault:  Okay so a lot of opportunities there. And I would imagine if you’re not manufacturing the composite for your own, you know, golf shafts you’re hoping to manufacturer it - the composite material to sell in a wholesale fashion?

Peter Mathewson:  Right.

Steve Denault:  Okay. All right perfect, thanks guys.

Peter Mathewson:  Okay thank you.

Operator:  Once again that’ll be star 1 for any questions or comments at this time. And we have no further questions at this time. I would like to turn the conference back to the company for any additional or closing remarks.

Peter Mathewson:  Thank you for participating in our Third Quarter 2009 conference call and we look forward to speaking with you on our fourth quarter call. Thank you.

Operator:  And this will conclude today’s conference call. We again thank you for your participation.

END